PROSPECTUS

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                                 100,000 Shares

                       AMERICAN BIOGENETIC SCIENCES, INC.

                              Class A Common Stock

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           This Prospectus relates to an aggregate of 100,000 shares (the "Shares") of Class A Common Stock, $.001 par value per share ("Class A Common Stock"), of American Biogenetic Sciences, Inc. (the "Company") which may be offered and sold from time to time, by The Sage Group, Inc. (the "Selling Stockholder") upon the exercise of options (collectively, the "Options") to purchase up to 50,000, 25,000 and 25,000 shares of Common Stock on or before February 28, 2000, October 12, 2000 and December 13, 2000, respectively, each at an exercise price of $2.25 per share. See "Selling Stockholder."

           The Shares may be offered for sale by the Selling Stockholder from time to time in the over-the-counter market, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold directly by the Selling Stockholder or through one or more broker-dealers. Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholder and/or purchasers of Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholder and such broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discounts, commissions and concessions and any profits realized on any sale of the Shares may be deemed to be underwriting compensation. See "Selling Stockholder" and "Plan of Distribution".

           The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. However, the Company will receive proceeds from the exercise of the Options, if exercised. See "Use of Proceeds". The Company will bear all expenses in connection with the filing of the Registration Statement of which this Prospectus forms a part, except that the Selling Stockholder will pay all discounts and commissions payable to broker-dealers and the fees and expenses, if any, of its counsel.

           AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

           The Class A Common Stock is quoted on The Nasdaq Stock Market's National Market System ("Nasdaq/NMS") under the symbol MABXA. On October 15, 1996, the closing price of the Class A Common Stock on Nasdaq/NMS was $5.875 per share.

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    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

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                 The date of this Prospectus is October 16, 1996

                              AVAILABLE INFORMATION

           The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http:// www.sec.gov) that contains reports, proxy and information statements and other information electronically filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"). The Common Stock is currently quoted on The Nasdaq Stock Market and such reports and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

           The Company has filed with the Commission, Washington, D.C. 20549, a Registration Statement (No. 333-13615) under the Securities Act with respect to the Shares (the "Registration Statement"). As permitted by the rules of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus, and in any document incorporated herein by reference, as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such document, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal office, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from such office upon the payment of the fees prescribed by the Commission. The Registration Statement has been filed through EDGAR and is publicly available through the Commission's Web site (http://www.sec.gov).


                      INFORMATION INCORPORATED BY REFERENCE

           The following documents heretofore filed by the Company with the Commission (File No. 0-19041) pursuant to Section 13(a) of the Exchange Act are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, (iii) the
Company's Current Report on Form 8-K dated (date of earliest event reported) September 30, 1996 and (iv) the description of the Company's Class A Common Stock contained in the Registration Statement on Form 8-A filed by the Company on February 26, 1991, including any amendment or report filed for the purpose of updating such description. Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus but prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of the filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

           THE COMPANY WILL PROVIDE, WITHOUT CHARGE TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY DOCUMENT INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS UNLESS SUCH EXHIBITS ARE EXPRESSLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO AMERICAN BIOGENETIC SCIENCES, INC., 1375 AKRON STREET, COPIAGUE, NEW YORK 11726 (516) 789-2600, ATTENTION: JOSEF C. SCHOELL, VICE PRESIDENT, FINANCE.

                                   THE COMPANY

           American Biogenetic Sciences, Inc. is engaged in the research and development of cardiovascular and neurobiology products for commercial development. The Company's enabling technology is a patented antigen-free mouse colony which allows the generation of highly specific monoclonal antibodies that are difficult to obtain from conventional systems. The Company has utilized this technology to supply antibodies for its innovative in vitro and in vivo diagnostic products.

           Over the last few years the Company has directed its efforts primarily toward the development of cardiovascular and neurobiology products, which has led to the development of the Company's Thrombus Precursor Protein (TpP(TM)) test, an assay for the detection of active thrombosis (blood clots), and Functional Intact Fibrinogen (FiF(TM)) test, an assay to measure levels of fibrinogen in blood, as well as the Company's patented specific monoclonal antibody MH1, with radioisotope, for use as an in vivo imaging agent.

           The Company was incorporated in Delaware on September 1, 1983. The Company's principal executive offices are located at 1375 Akron Street, Copiague, New York 11726, and its telephone number at that address is (516) 789-2600.


                                  RISK FACTORS

           An investment in the securities offered hereby is speculative in nature, involves a high degree of risk and should not be made by any investor who cannot afford the loss of his entire investment. In evaluating an investment in the Company, prospective investors should carefully consider the following risk factors in addition to the other information included herein and in the information incorporated and deemed to be incorporated herein by reference (see "Information Incorporated by Reference", above). Certain statements included in this Prospectus (and the information incorporated and deemed to be incorporated herein by reference) concerning the Company's future results, future performance, intentions, objectives, plans and expectations are forward-looking statements. Those statements are subject to a number of known and unknown risks and uncertainties that, in addition to general economic and business conditions, could cause actual results, performance and achievement to differ materially from those described or implied in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below.

           DEVELOPMENT STAGE COMPANY; HISTORY OF LOSSES; ACCUMULATED DEFICIT. The Company commenced operations more than ten years ago and remains in the development stage as it has not yet generated any revenues from product sales, although the Company has received an aggregate of $1,265,000 in licensing fees under collaborative agreements since inception. While the Company has products at various stages of development, there can be no assurance as to when the Company may begin generating revenues from product sales and cease being a development  stage  company.  The  development  of the  Company's  products  has required, and is expected to continue to require, significant research and development, preclinical testing and clinical trials, as well as regulatory approvals. These activities, together with the Company's general and administrative expenses, have resulted in significant losses and are expected to continue to result in significant losses for the foreseeable future. At June 30, 1996, the Company had an accumulated deficit of $37,712,000. The Company's ability to achieve profitability is dependent, in part, on its ability to successfully complete its existing products and products under development, obtain required regulatory approvals and manufacture and market such products directly or through partners. Due to the time before the Company expects to be able to manufacture and commercially market its existing and under development products, the Company expects to incur operating losses for the foreseeable future. The Company's operations are subject to numerous risks associated with the development of pharmaceutical products, including the competitive and regulatory environment in which the Company operates. In addition, the Company may encounter unanticipated problems, including development, manufacturing, distribution and marketing difficulties, some of which may be beyond the Company's financial and technical abilities to resolve. Accordingly, there can be no assurance that the Company's existing, under development or proposed products will prove to be commercially viable, or that the Company will successfully market any products or achieve significant revenues or profitable operations.

           NEED FOR ADDITIONAL FINANCING. At June 30, 1996, the Company had working capital of $8,099,000 ($16,700,000 adjusted to give effect to the estimated net proceeds received by the Company from the sale, on

September  30,  1996,  of  an  aggregate   $9,000,000  principal  amount  of  7%
Convertible Debentures due September 30, 1998). However, the research, development, commercialization, manufacturing and marketing of the Company's existing, under development and proposed products is likely to require financial resources significantly in excess of those presently available to the Company. Accordingly, the Company intends to seek additional financing (which may result in borrowings that could affect its results of operations or the issuance of additional shares of the Company's capital stock and/or rights to acquire additional shares of capital stock that could cause a dilution of the interests of then existing stockholders in the Company). The Company also intends to seek collaborative, licensing, co-marketing or other arrangements with large pharmaceutical companies or other third parties to provide additional funding and clinical expertise to perform tests necessary to obtain regulatory approvals, provide manufacturing expertise and market the Company's products, which may result in the Company sharing the benefits of its products with such third parties as well as sharing with, or relying upon, the management of others for the development, testing and/or marketing of its products.

           There can be no assurance that the Company will be able to arrange financing, collaborative arrangements or other third party arrangements on acceptable terms necessary to fully develop and commercialize any of its products. If the Company is unable to enter into such arrangements or obtain the substantial financing necessary on acceptable terms, it would be unable to complete development of or commercialize its products.

           UNPROVEN PRODUCTS. The Company's existing products and products under development are in the developmental stage and are subject to the risks inherent in the development of products based upon biotechnology. These products require further research, development, testing and regulatory clearance. All of the Company's products will require demonstration of commercial scale manufacturing before any can be proven to be commercially viable. The Company is unable to predict with any degree of certainty when, or if, the research, development, testing and regulatory approval process for any of its products will be completed. There can be no assurance that the Company's technology will result in any product meeting applicable regulatory standards, be capable of being produced in commercial quantities at reasonable costs, be acceptable to the medical community, or be successfully marketed. Accordingly, the Company is unable to predict whether its technology will result in any commercially viable product.

           CERTAIN EFFECTS OF GOVERNMENT REGULATION. The investigation, manufacture, exportation and sale of diagnostic and therapeutic products and vaccines in or from the United States is subject to regulation by the Food and Drug Administration (the "FDA"), including review and/or approval before marketing, as well as by comparable foreign and state agencies. Some in vitro diagnostic products are eligible for an accelerated application process in accordance with Section 510(k) of the 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act as a product "substantially equivalent" to another product in commercial distribution in the United States before May 28, 1976. The Company has filed for Section 510(k) regulatory review for its microtiter plate format in vitro TpP diagnostic test and intends to seek such clearance as to a microtiter plate format of its FiF diagnostic test. There can be no assurance that such products, or other in vitro diagnostic test products that the Company may develop, will be eligible to use the 510(k) procedure. Therefore, the Company may be required to utilize other regulatory approval processes which may result in higher costs and require more extensive time in bringing products to market. The Company is proceeding with the development of its in vitro products through use of its resources and through arrangements with contractors and consultants. The cost of obtaining FDA approval for in vivo products (such as is required for the Company's patented specific monoclonal antibody MH1 obtained from the Company's antigen free mouse colony) is far more expensive and time consuming than the costs associated with the review of products for in vitro use. Therefore, the Company intends to seek joint ventures or licensing arrangements with respect to its existing MH1 imaging product and other proposed in vivo products under which the costs associated with the regulatory review and/or approval process will be borne by, or shared with, the joint venturer or licensee. There can be no assurance that the Company will be able to enter into any such arrangements nor, if it is able to, the terms thereof. Also, there can be no assurance that regulatory review and/or approval will be obtained for its TpP, FiF and MH1 imaging products or for any additional products the Company may develop. Even if regulatory review and/or approval is obtained initially, a marketed product is subject to continual FDA review, and the discovery of previously unknown problems may result in restrictions on a product's marketing or the withdrawal of approval to market the product.

           DEPENDENCE ON ACCEPTANCE BY MEDICAL COMMUNITY. Sales on a commercial basis of the Company's products for use as diagnostics or therapeutics will be substantially dependent on acceptance by the medical community. Widespread acceptance of the Company's in vitro diagnostic tests as a useful adjunct to diagnosis and treatment will require educating the medical community as to the benefits and reliability of such products. Similarly, the use of any products for in vivo diagnosis (including those utilizing mouse antibodies) and therapy will require educating the medical community as to their benefits, reliability, safety and effectiveness. There can be no assurance that any of the Company's products will be accepted in the medical community, and the Company is unable to estimate whether it will be able to, and if so the length of time it would take to, gain such acceptance.

           MARKETING ARRANGEMENTS OR SALES PERSONNEL. During the fourth quarter of 1995, the Company entered into a license and collaboration agreement with a large pharmaceutical company to co-develop and market the Company's TpP assay and to market its TpP test in latex based particle agglutination format and entered into another license agreement with a second large pharmaceutical company for marketing another format of the TpP assay. The Company intends to seek arrangements with other large pharmaceutical companies to market these, its FiF, under development and proposed in vitro products. In the event the Company is unable to enter into other arrangements or if the arrangements which it has entered into or may enter into in the future are not successful, the Company would likely seek to market such products through independent distributors which would require the Company to develop a marketing program to support sales. In such event, the Company would be required, among other things, to pay the expenses of developing promotional literature and aides, hiring sales representatives and completing studies to interest distributors in selling the Company's in vitro diagnostic tests. Any independent distributors that the Company may use would in all likelihood also market competitive products. There can be no assurance that the Company will be able to enter into arrangements for the distribution of any in vitro products on satisfactory terms. Any in vivo products will require the marketing and sales organization of a large pharmaceutical company to establish them in the marketplace. In the event the Company were unable to enter into satisfactory marketing arrangements, it would be unable to commercially market any in vivo products.

           MANUFACTURING FACILITIES. While the Company is presently producing a limited quantity of monoclonal antibodies for testing and evaluation of its in vitro products, there can be no assurances that the Company will be able to either finance or meet FDA regulations for good manufacturing procedures required in order to convert and operate such facility for commercial production of such products. The Company does not intend to establish its own manufacturing operations for its in vivo products unless and until, in the opinion of management of the Company, the size and scope of its business and its financial resources so warrant. The Company has entered into an agreement under which a third party is to manufacture the Company's in vivo diagnostic monoclonal antibody for use in clinical testing. It is the Company's intention to seek additional third parties to manufacture its in vivo monoclonal antibody or enter into a joint venture or license agreement with a partner who will be responsible for future manufacturing. Each joint venture partner or contract manufacturer participating in the manufacturing process of the Company's monoclonal antibody must comply with FDA regulations and file documentation with the FDA to support that part of the manufacturing process in which it is involved. There is no assurance that third parties will be able to manufacture sufficient quantities of the Company's in vivo monoclonal antibody necessary to obtain full FDA clearance, that the FDA will accept the Company's manufacturing arrangements, or that these commercial manufacturing arrangements can be obtained on acceptable terms.

           PATENTS AND PROTECTION OF PROPRIETARY INFORMATION. The Company's policy is to seek patent protection for its products and products resulting from any development and licensing arrangements into which the Company may enter. Such patents generally require one to five years before issuance. There can be no assurance that any pending or future patent applications will issue as patents. If patents do not issue from present or future patent applications, the Company may be subject to greater competition. Moreover, other technology which does not infringe upon the Company's technology could be independently developed by others who would then be free to use the technology in competition with the Company. Also, there can be no assurance that any of the patents which the Company has obtained or which may be issued in the future will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any such patents or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity of a patent and prevent infringement can be substantial even if the Company were to prevail. Furthermore, there can be no assurance that others have not independently developed, or will not develop, similar technologies and products or will not develop distinctively patentable technology duplicating the Company's technology or design around the patented aspect of the Company's technologies and products or that the Company will not infringe patents or other rights owned by others, licenses to which may not be available to the Company or, if available, may not be available on commercially reasonable terms.

           In certain cases, the Company may rely on trade secrets and contractual confidentiality agreements with consultants, employees and others to protect any proprietary technology that it develops. There can be no assurance that trade secrets will be developed, or that secrecy obligations will be honored, or that others will not independently develop similar or superior technology. The Company's scientific advisors may be employed by or have agreements with third parties and any inventions discovered by such individuals may not necessarily become the property of the Company.

           COMPETITION;  RAPID TECHNOLOGICAL CHANGES. Many companies,  including large pharmaceutical, chemical, biotechnology and agricultural concerns, universities and other research institutions, with financial resources and research and development staffs and facilities substantially greater than those of the Company, as well as a number of small companies, are engaged in researching and developing products which are or may be similar to, or competitive with, the Company's existing, under development and proposed products.

           Other products now in use, presently undergoing the regulatory approval process, or under development by others may perform similar functions as the Company's existing, under development and proposed products. The industry is characterized by rapid technological advances, and competitors may develop products which may render the Company's existing, under development and proposed products obsolete or which have advantages over the Company's products, such as greater accuracy and precision or greater acceptance by the medical community. In addition, competitors may be able to complete the regulatory approval process sooner and, therefore, market their products earlier than the Company.

           RETENTION AND ATTRACTION OF KEY PERSONNEL. The success of the Company may be dependent on the efforts of Alfred J. Roach, Chairman of the Board of Directors and a major stockholder of the Company, Dr. Paul E. Gargan, President, Chief Scientific Officer and a Director of the Company, and P. Scott Waterhouse, Executive Vice President and Chief Operating Officer of the Company. Only Dr. Gargan is a party to an employment agreement with the Company. The loss of the services of Mr. Roach, Dr. Gargan or Mr. Waterhouse, as well as certain other personnel, could adversely affect the Company's business and prospects.

           Because of the nature of its business, the Company's success is dependent upon its ability to attract and retain technologically qualified personnel, particularly research scientists. There is substantial competition for qualified personnel, including competition from companies with substantially greater resources than the Company. There is no assurance that the Company will be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers to enable it to conduct its business, and it may be time consuming and costly to recruit qualified personnel.

           The Company's scientific advisors are employed by or work for others, and they are expected to devote only a small portion of their time to the Company. In addition, these individuals have employment, consulting or other advisory arrangements with other entities and, as a result, their obligations to these other entities may conflict or compete with their obligations to the Company.

           PRODUCT LIABILITY; ABSENCE OF INSURANCE COVERAGE. The testing, marketing and sale of pharmaceutical products entails a risk of product liability claims by consumers and others. Additionally, the Company's monoclonal antibodies are generated from an antigen free mouse colony and instances of the human immune system negatively reacting to mouse derived antibodies have been reported by others. Product liability claims may be asserted by physicians, laboratories, hospitals or patients relying upon the results of the Company's diagnostic tests. Claims may also be asserted against the Company by end users of the Company's products, including persons who may be treated with any in vivo diagnostic or therapeutics.

           Certain distributors of pharmaceutical products require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for distribution. Failure to satisfy such insurance requirements could impede the ability of the Company to achieve broad distribution of products, which would have a material adverse effect upon the business and financial condition of the Company.

           The Company does not maintain product liability insurance coverage and, although the Company will attempt to obtain product liability insurance prior to the marketing of its existing or under development products, there is no assurance that the Company will be able to obtain such insurance or, if obtained, that such insurance can be acquired at a reasonable cost or will be sufficient to cover all possible liabilities. In the event of a successful suit against the Company, lack or insufficiency of insurance coverage could have a material adverse effect on the Company.

           CONTROL BY ALFRED J. ROACH. As at September 30, 1996, Alfred J. Roach, Chairman of the Company's Board of Directors, owned and had the power to vote all 1,375,500 outstanding shares of the Company's Class B Common Stock and 513,250 shares of the Company's Class A Common Stock (and held immediately exercisable options to purchase an additional 1,017,500 shares of the Company's Class A Common Stock). Each share of Class B Stock is entitled to ten votes, while each share of Class A Common Stock is entitled to one vote. Accordingly, at such date, Mr. Roach was entitled to cast approximately 47.6% of all votes entitled to be cast by stockholders at meetings or by consent without a meeting.

           POTENTIAL ISSUANCES OF SHARES. In addition to the 16,210,673 shares of Class A Common Stock outstanding on September 30, 1996, the Company had 10,328,504 shares of Class A Common Stock reserved for future issuance as follows: (i) 1,375,500 shares were reserved for issuance upon conversion of Class B Common Stock, (ii) 3,010,250 shares were reserved for issuance upon the exercise of outstanding options under the Company's 1986 Stock Option Plan (which plan has expired as to the future grant of options) at prices ranging from $1.50 to $10.00 per share, (iii) 1,000,000 shares were reserved for issuance upon the exercise of options granted or which may be granted in the future under the Company's 1996 Stock Option Plan, under which options to purchase 135,000 shares, at exercise prices ranging from $4.78 to $5.25 per share, were outstanding, (iv) 487,500 shares were reserved for issuance upon the exercise of options granted or which may be granted in the future under the Company's 1993 Non-Employee Director Stock Option Plan, under which options to purchase 80,000 shares at exercise prices ranging from $2.75 to $6.75 per share were outstanding, (v) 3,052,500 shares, representing the maximum number of shares issuable upon conversion of $9,000,000 principal amount of the Company's 7% Convertible Debentures due September 30, 1998 (including interest for one calendar quarter since any accrued but unpaid interest is also convertible into Common Stock), were reserved for issuance upon conversion of such Debentures (which are convertible to the extent of 25% of the principal amount thereof commencing on the earlier of the effective date a registration statement under the Securities Act (which the Company is to file on or prior to October 20, 1996) covering the underlying shares or December 29, 1996, and on each of the 30th, 60th and 90th days thereafter, at a conversion price equal to 83% of the average closing bid prices of the Company's Class A Common Stock for the five consecutive trading days ending on the trading day immediately prior to the conversion date, subject to a minimum conversion price of $3.00 per share and a maximum conversion price of $8.00 per share, provided that if the conversion price would otherwise be less than $3.00 per share, the Debentureholder will also be entitled to receive an amount of cash equal to the decrease in the number of shares issued as a result of such limit multiplied by such market price of the Company's Class A Common Stock, (vi) a minimum of 605,655 shares were reserved for issuance upon conversion of the $1,900,000 principal amount of the Company's 8% Convertible Debentures due October 13, 1998, which were outstanding on September 30, 1996 and convertible (with interest from October 13, 1995) at a price equal to the lesser of $3.375 or 85% of the average closing bid price of the Company's Class A Common Stock for the five trading days prior to the conversion date, and (vii) 797,099 shares (including the Shares) were reserved for issuance upon the exercise of warrants and options issued to unaffiliated third parties (at exercise prices ranging from $2.25 to $6.75 per share). The issuance of reserved shares would dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of the Company's Class A Common Stock. See also "--Shares Eligible for Future Sale", below.

           NO DIVIDENDS. The holders of Class A and Class B Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. To date, the Company has not paid any cash dividends. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations. As the Company will be required to obtain additional financing, it is likely that there will be restrictions on the Company's ability to declare any dividends.

           SHARES ELIGIBLE FOR FUTURE SALE. At September 30, 1996, the Company had outstanding 16,210,673 shares of Class A Common Stock and 1,375,500 shares of Class B Common Stock (which are convertible into Class A Common Stock on a share for share basis). Of such shares, approximately 15,606,223 shares of Class A Common Stock are presently freely transferable without restriction under the Securities Act.

           Of the remaining 1,979,950 outstanding shares (including the 1,375,500 shares of Class A Common Stock issuable upon conversion of Class B Common Stock), 1,974,950 shares are held by persons who may be deemed to be "affiliates" of the Company and are presently eligible for sale under Rule 144 promulgated by the Commission under the Securities Act ("Rule 144"). Rule 144 provides, in general, that all persons (including affiliates) who have satisfied a two year holding period with respect to "restricted securities", as well as affiliates with respect to all other securities held by them, may, subject to fulfillment of certain requirements, sell within any three month period a number of shares of Class A Common Stock which does not exceed the greater of 1% of the then outstanding shares of Class A Common Stock or the average weekly trading volume in Class A Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of "restricted securities" without any quantity or other limitation by a person who is not an affiliate of the Company (and has not been an affiliate for at least three months preceding the sale) and who has satisfied a three year holding period. "Affiliates" are persons who control, are controlled by or are under common control with the Company.

           Upon issuance of the 100,000 Shares covered by this Prospectus, such Shares will also be freely transferable without restriction under the Securities Act subject to applicable Prospectus delivery requirements. In addition, all 605,655 shares that may be issued upon conversion of the Company's 8% Convertible Debentures are likely to be tradeable without restriction upon such conversion, and all shares issuable upon the exercise of options under the Company's stock option plans have been registered for issuance with the Securities Act and, unless held by "affiliates" of the Company (who will be able to sell such shares by complying with Rule 144, discussed above, but without any additional holding period), will be freely tradeable upon issuance. Furthermore, the Company has filed separate registration statements under the Securities Act concerning the resale of (i) 5,000 shares of Class A Common Stock issued in June 1996 and 25,000 shares of Class A Common Stock subject to an option held by a former consultant and (ii) 350,000 shares of Class A Common Stock subject to warrants held by the underwriter of a public offering conducted by the Company. In addition, the Company has undertaken to file, on or prior to October 20, 1996, a registration statement under the Securities Act covering the maximum number of shares of Class A Common Stock (3,052,500) issuable upon the conversion of $9,000,000 principal amount of 7% Convertible Debentures issued by the Company on September 30, 1996, which registration statement will also cover 15,618 shares of Class A Common Stock subject to warrants held by the placement agent for such 7% Convertible Debentures. See "--Potential Issuances of Shares", above.

           Any sale of a substantial number of the foregoing shares could have a significant adverse effect on the market price of the Class A Common Stock.

           NO ASSURANCE OF CONTINUED NASDAQ/NMS LISTING. The Nasdaq/NMS requires, for continued listing thereon, that a Company maintain among other criteria, tangible net worth of at least $4,000,000 (to be reduced if the Company attains profitability) and an aggregate market value of shares held by persons other than officers or directors of at least $1,000,000 (with a minimum bid price of $1.00 per share) or such aggregate market value of at least $3,000,000 and tangible net worth of at least $4,000,000, as well as compliance with various other rules. There can be no assurance that the Company will continue to be eligible for trading on Nasdaq/NMS.


                                 USE OF PROCEEDS

           The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholder. However, the Company will receive $2.25 for each Option exercised or an aggregate of $225,000 if all Options are exercised (resulting in the issuance of an aggregate of 100,000 shares of Class A Common Stock). Such proceeds (before giving effect to the expenses of this offering, estimated at $5,000) will be used by the Company for working capital.


                               SELLING STOCKHOLDER

           The Sage Group, Inc., the Selling Stockholder, has advised the Company that, except for the 100,000 shares subject to the Options (which shares represent less than 1% of the outstanding Class A Common Stock), it is not the beneficial owner of any shares of capital stock of the Company and that, immediately following the sale of the Shares offered hereby, will own no shares of capital stock of the Company.

           The Options were issued to the Selling Stockholder pursuant to an agreement under which the Selling Stockholder served as a consultant to the Company from March 1, 1995 until February 29, 1996 for the purpose of identifying potential opportunities for the Company to raise funds through collaborating with third parties in the development and commercialization of the Company's products and intellectual property and implementing such opportunities (including with respect to two collaborative arrangements entered into by the Company).

           The Registration Statement (of which this Prospectus forms a part) was filed at the request of the Selling Stockholder made in accordance with the registration rights provided in the Options. The Company has also agreed in the Options to indemnify the Selling Stockholder and certain related persons against certain liabilities, including liabilities under the Securities Act, in certain instances related to the Registration Statement.


                              PLAN OF DISTRIBUTION

           The Shares may be offered for sale by the Selling Stockholder from time to time in the over-the-counter market, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold directly by the Selling Stockholder or through one or more broker-dealers. Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholder and/or purchasers of Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholder has agreed to limit the number of Shares it may sell in any week to 10,000 shares unless the Company consents to a larger number of Shares. The Selling Stockholder and such broker-dealers may be deemed to be "underwriters" within the meaning of the of Securities Act, and any discounts, commissions and concessions and any profit realized on any sales of the Shares may be deemed to be underwriting compensation.


                                  LEGAL MATTERS

           The validity of the Shares offered hereby will be passed upon by Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York 10036.


                                     EXPERTS

           The consolidated financial statements, including the related notes and schedules thereto, as of December 31, 1995 and for each of the three years in the period then ended, which are incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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     NO PERSON HAS BEEN AUTHORIZED IN
  CONNECTION  WITH THE OFFERING  MADE
  HEREBY TO GIVE ANY  INFORMATION  OR
  TO  MAKE  ANY   REPRESENTATION  NOT
  CONTAINED IN THIS  PROSPECTUS  OR A
  SUPPLEMENT TO THIS PROSPECTUS, AND,
  IF GIVEN OR MADE, SUCH  INFORMATION                  100,000 SHARES
  OR   REPRESENTATION   MUST  NOT  BE
  RELIED    UPON   AS   HAVING   BEEN
  AUTHORIZED  BY  THE  COMPANY,   THE        AMERICAN BIOGENETIC SCIENCES, INC.
  SELLING  STOCKHOLDER  OR ANY  OTHER
  PERSON. NEITHER THIS PROSPECTUS NOR
  ANY  SUPPLEMENT TO THIS  PROSPECTUS                   COMMON STOCK
  CONSTITUTES  AN  OFFER TO SELL OR A
  SOLICITATION  OF AN  OFFER  TO BUY,
  ANY   SECURITIES   OTHER  THAN  THE
  SECURITIES  TO WHICH IT  RELATES OR
  AN    OFFER    TO   SELL   OR   THE
  SOLICITATION  OF AN  OFFER  TO  BUY
  SUCH SECURITIES IN ANY JURISDICTION
  WHERE, OR TO ANY PERSON TO WHOM, IT                    PROSPECTUS
  IS  UNLAWFUL  TO MAKE SUCH AN OFFER
  OR   SOLICITATION.    NEITHER   THE
  DELIVERY OF THIS PROSPECTUS NOR ANY
  SUPPLEMENT TO THIS  PROSPECTUS  NOR
  ANY   SALE   MADE    HEREUNDER   OR
  THEREUNDER    SHALL,    UNDER   ANY
  CIRCUMSTANCES,      CREATE      ANY
  IMPLICATION  THAT THERE HAS BEEN NO
  CHANGE  IN  THE   AFFAIRS   OF  THE
  COMPANY  SINCE  THE DATE  HEREOF OR
  THEREOF  OR  THAT  THE  INFORMATION
  CONTAINED  HEREIN IS  CORRECT AS OF
  ANY TIME SUBSEQUENT TO THE DATES AS
  OF  WHICH   SUCH   INFORMATION   IS
  FURNISHED.                                          October 16, 1996


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         TABLE OF CONTENTS
                                  Page
                                  ----
Available Information.............. 2
Information Incorporated by
 Reference......................... 2
The Company........................ 3
Risk Factors....................... 3
Use of Proceeds.................... 8
Selling Stockholder................ 8
Plan of Distribution............... 9
Legal Matters...................... 9
Experts............................ 9


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